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Brian Faith
202-752-6720

4422

July 11, 2008

Statement by Chuck Greener, Senior Vice President
On Fannie Mae’s Capital Adequacy

Fannie Mae raised $7.4 billion of additional capital in May, for a total of more than $14 billion in new capital since November of 2007. Our capital level is substantially above both our statutory minimum capital and the OFHEO-required 15 percent surplus over minimum capital. In fact, we have more core capital, and a higher surplus over our regulatory requirement, than at any time in this company’s history.

As we work through this tough housing market, we are maintaining a strong capital base, building reserves for our credit losses, and generating solid revenues as our business continues to serve the market. We also have access to ample sources of liquidity, including access to the debt markets. The company issued more than $24 billion in debt this week alone, including a $3 billion Benchmark Notes® sale that was oversubscribed. In short, Fannie Mae remains well equipped to fulfill our critical role in the housing finance system, today and in the future. We will provide a full financial update and outlook when we report second-quarter results in early August.

OFHEO has reiterated that Fannie Mae is adequately capitalized, the highest capital designation given by our regulator. More broadly, Treasury Secretary Henry Paulson and leaders in Congress have also issued statements of support, for which we are appreciative.

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This statement contains forward-looking statements, which are statements about matters that are not historical facts. Although Fannie Mae believes that the expectations set forth in these statements are reasonably based, the company’s future operations and its actual performance may differ materially from what is indicated in the forward-looking statements in this statement. Factors that could cause actual results to differ materially from these statements include the company’s results of operations for the remainder of 2008; changes in accounting principles or practices, including changes in the rules governing qualified special purpose entities; recording a valuation allowance for its deferred tax asset; continued impairments of its assets; changes in investor confidence in the company; the effect of proposed and pending legislation. Additional factors that could cause actual results to differ materially from these statements are detailed in Fannie Mae’s quarterly report on Form 10-Q for the first quarter of 2008 and its annual report on Form 10-K for the year ended December 31, 2007, including in each case the “Risk Factors” section, as well as the company’s reports on Form 8-K. These periodic and current reports, as well as all other forms that Fannie Mae has filed with the SEC, can also be obtained on the company’s web site at www.fanniemae.com/ir/sec/.